Exhibit 99.1

NXT-ID Reduces Term Debt by $5.0 Million

Oxford, Connecticut, Feb. 08, 2021 (GLOBE NEWSWIRE) -- NXT-ID, Inc. (“NXTD” or the “Company”) (NASDAQ: NXTD), a provider of healthcare devices and services, announced today it has made a prepayment of approximately $5.0 million in principal of its senior secured debt. As a result of this prepayment, the Company reduced the outstanding principal amount to approximately $5.7 million.

Commented Vincent S. Miceli, CEO of NXTD: “I’m pleased to report that we have nearly halved our debt load so early into 2021.  The reduction in our debt will save us approximately $700,000 in interest costs annually.  That savings will enable us to invest more capital in our business and will play a key role in our continued ability to weather the COVID storm and better position us to get our new products to market quicker and open up new distribution channels as we have indicated in our previous shareholder updates.”

Miceli further commented that de-levering the Term Debt is and has been a key objective for the Company and this significant prepayment reflects our continued commitment to building shareholder value. To date, the Company has repaid approximately $10.7 mil or 65% of its Term Loan from inception.

About Nxt-ID, Inc.

Nxt-ID, Inc. (NASDAQ: NXTD) provides technology products and services for healthcare applications. The Company has extensive experience in access control, biometric and behavior-metric identity verification, security and privacy, encryption and data protection, payments, miniaturization and sensor technologies. Through its subsidiary, LogicMark LLC, Nxt-ID, Inc. is a manufacturer and distributor of non-monitored and monitored personal emergency response systems sold through dealers/distributors and the United States Department of Veterans Affairs. Learn more about Nxt-ID at www.nxt-id.com. For Nxt-ID, Inc. corporate information contact: info@nxt-id.com

Forward-Looking Statements for Nxt-ID: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.

Media Contact: Vincent S. Miceli
investors@nxt-id.com